Exhibit 99.1

Earth Science Tech, Inc. Annual Shareholder Letter FY Ending 03/31/2025

Miami, FL, May 06, 2024, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a strategic holding company, focused on value creation through the acquisition, operational optimization, and management of its operating businesses.

Dear Shareholders,

It is with great pride and appreciation that I present to you the 2024 Annual Shareholder Letter for Earth Science Tech, Inc. This past year has been a milestone period of growth, operational focus, and strategic execution across our organization.

As a holding company committed to the optimization and long-term success of our subsidiaries, our core mission remains to unlock value through operational excellence and smart capital stewardship. I am pleased to report that our disciplined approach has yielded exceptional financial and operational results in FY Ending March 31st, 2025.

Financial Performance

Earth Science Tech, Inc. delivered record-breaking results this year, highlighted by a PROJECTED net income of $3.6 million, representing a PROJECTED 340% increase year-over-year. The company is PROJECTED to surpass revenue of $32 million for the FY ending March 31st, 2025, representing a PROJECTED increase of 175%. Our earnings per share (EPS) are PROJECTED to be $0.01, marking a strong return on our capital and a clear indication of the underlying profitability across our businesses.

In addition, we significantly strengthened our financial position, increasing total assets to a PROJECTED $7.2 million, a PROJECTED 85% growth compared to the prior fiscal year. This expansion reflects both the intrinsic growth of our subsidiaries and our ability to deploy capital into high-yielding, strategically aligned investments in our subsidiaries.

Strategic Progress

The FY ending March 31st, 2025 was a year of execution. Our focus was not simply on growth, but on optimizing the operational frameworks of our holdings to support scalable, sustainable expansion. Through improved governance, stronger cross-subsidiary synergies, and targeted efficiencies, we have positioned Earth Science Tech, Inc. to drive long-term value.

Highlights of FY Ending March 31st, 2025

●	The Board of directors expanded to 7 members, including 2 independent members.
●	The Board of Directors has created a compensation committee of three members, with one independent director serving on the committee.
●	The company has qualified to have its shares listed on the new OTCID market beginning in the month of July 2025 when the new tier is live by OTCMarkets.
●	The company has 67 official employees with an additional 9 independent/temporary contractors who we intend to convert into full-time or for whom we intend to create in-house positions as soon as reasonably possible, for a total of 76. This is up from 42 a year ago.
●	The company repurchased 15,634,212 common shares in the latest fiscal year and subsequent period. This brings the total share reduction under the current $5m repurchase program to 20,834,214. The total cost to date of the program has been $1,830,617.71.
●	RxCompoundStore is licensed in 24 States/Territories with multiple applications pending. The revenue at RXCS has continued to increase as this subsidiary has expanded its unique formulations.
●	Peaks Curative has expanded its properties and product offerings. The sales have dramatically increased from a year ago. As Mister Meds comes online to open the Texas market, RXCS expands in states and the marketing/customer service teams continue to streamline; we expect the revenues to improve. Peaks has also launched Zoolzy and begun targeting the animal health market with specialty compounded formulations to be fulfilled by RxCompoundStore and Mister Meds.
●	The company acquired Mister Meds, LLC, subsequently built out MisterMeds.com and a state-of-the art compounding pharmacy in Abilene, Texas. This facility is expected to be live in the current quarter and accretive to our bottom line immediately.
●	The company acquired Avenvi, LLC. This subsidiary has already contracted to build out the real estate in its portfolio and is currently in the permitting process for its first development. Avenvi also owns the real estate property where Mister Meds is located.
●	The company acquired Las Villas Health Care, LLC, VillasHealth.com and DOConsultations.com. This brings a brick and mortar healthcare facility as a subsidiary and provides an online telehealth platform tailored to the Spanish speaking community. We expect the team at DOC to compliment Peaks Curative.
●	The company acquired Magnefuse, LLC (Magnechef.com). We expect this subsidiary to leverage the patents and intellectual properties for expansion of their current product lines and the development of new applications for their patents. As this subsidiary ramps up, we expect it will be a growth driver in the consumer retail space.

Looking Ahead

As we move into the next FY, our strategy remains clear: identify promising ventures, strengthen operational foundations, and pursue innovation where it drives measurable value. With a healthy balance sheet and proven management, we are entering the new fiscal year with confidence and momentum.

On behalf of the entire leadership team, I extend my sincere gratitude to our shareholders for your continued trust and support. Our achievements this year are the result of collective dedication—and they mark only the beginning of what we believe is a much larger story.

We remain committed to transparency, accountability, and a relentless focus on shareholder value.

Warm regards,

Giorgio R. Saumat

Chief Executive Officer

Earth Science Tech, Inc.

Forward-Looking Statements. Except for historical information, the matters discussed herein may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including, without limitation, future-oriented statements related to cash flow, gross margins, revenues, and expenses. These statements are based on and reflect our current expectations, estimates, assumptions and/or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts. They may include forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will,” “should,” “forecast,” “outlook” or similar terminology. Forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual results to differ materially from our intent, belief or current expectations, including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Company Contact:

Giorgio R. Saumat

CEO and Chairman of the Board

(305) 724-5684

grsaumat@earthsciencetech.com